NEWS RELEASE
CONTACT: William T. Camp	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer	Tel 301-984-9400 Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

May 18, 2012

WASHINGTON REAL ESTATE INVESTMENT TRUST AMENDS AND EXTENDS CREDIT FACILITY

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) has amended one of its two unsecured credit facilities, to extend the maturity from July 1, 2014 to July 1, 2016, with a one-year extension option. In addition, the amendment lowers the interest rate to LIBOR plus a margin of 107.5 basis points (previously 122.5 basis points) based on WRIT's current credit rating and eliminates the requirement for guarantees from WRIT's subsidiaries under certain circumstances. The facility retains its initial committed capacity of $400 million with an accordion feature that allows WRIT to increase the facility to $600 million, subject to additional lender commitments.

The bank group and commitments remain unchanged from the prior facility. The lead arranger and bookrunner for the facility is Wells Fargo Securities, LLC. Wells Fargo Bank, National Association, is administrative agent and issuing bank. The Bank of New York Mellon, Citibank, N.A., and Credit Suisse AG, Cayman Islands Branch serve as documentation agents. Additional participants include Royal Bank of Canada, U.S. Bank, N.A., JPMorgan Chase Bank, N.A., Branch Banking & Trust Co., and Raymond James Bank, FSB.

“Our strong, conservative balance sheet enables us to negotiate more favorable terms with our lenders when appropriate.  In this case, we improved the legal flexibility, extended the term, and lowered the interest rate spread and fees of our credit facility to better align with recent market deal metrics.  We appreciate all the effort that our bank group and legal team devoted to this transaction to make it a success,” said William T. Camp, Executive Vice President and Chief Financial Officer of WRIT.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 71 properties totaling approximately 9 million square feet of commercial space and 2,540 residential units, and land held for development. These 71 properties consist of 26 office properties, 18 medical office properties, 16 retail centers and 11 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the effect of the current credit and financial market conditions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2011 Form 10-K and first quarter 2012 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.